EXHIBIT 10.1

            Management and Technical
    Solutions for the Furniture Industry
A. G. RAYMOND & COMPANY
                                                 Incorporated

E N G A G E M E N T   L E T T E R

Mr. Paul Toms
Hooker Furniture Corporation
440 East Commonwealth Blvd.
Martinsville, VA 24112

Dear Paul:

Thank you for the opportunity to provide assistance on special projects following the end of my full-time employment.  The following paragraphs contain information on the terms and conditions of this engagement.

BACKGROUND & OBJECTIVE
In addition to my regular operating responsibilities while Senior Vice President, Operations, I have been involved in two projects:

•
Entry into the Contract & Internet Distribution Channels – Since last summer Hooker has been developing two new businesses.  These initiatives have included the design of new products, the identification of potential customers, and development of new operating processes.  To accomplish those tasks the company is hiring new personnel as well as leveraging existing manufacturing, sourcing, and administrative human resources and systems.

•
Response to the Prop 65 Notice of Violation – In late February Hooker was served with a Notice of Violation to California’s Proposition 65, which contends that the company has not provided sufficient warning to consumers of the existence of cancer-causing substances in its products.

With my three plus years of experience in the company as well as 40 years in the industry, Hooker believes my continued involvement in these projects will be beneficial.

PLAN OF WORK
My initial involvement in these projects will effectively be as a part-time resource as follows:

1.
For the contract and internet distribution projects, I will continue to assist the Hooker teams in (a) designing/developing internal manufacturing and administrative processes and (b) identifying/developing external sources for services, components, and products necessary for the efficient supply of the new products to the company’s customers.

2.
For the Prop 65 project, I will continue to assist Hooker’s Compliance team in coordinating the defense.  This effort will involve regular communication with the attorneys at Sedgwick Law, development of the response to the plaintiff’s attorney, and regular reporting to Hooker management as the case proceeds to resolution.

FEE & EXPENSES
The above-described work in addition to other assistance required in the future on similar assignments will be completed for a fee of $12,500 per month.

In addition to the fee are travel and living expenses while away from the office and printing/communication/copying expenses incurred on your behalf.  These expenses are estimated to be $1,500 per month.

Invoices will be submitted monthly for work completed and expenses incurred during the prior 30 days and are payable in twenty (20) days.

EXPIRATION & TERMINATION
This agreement will expire one (1) year after the execution date.

Both parties to this agreement may terminate this agreement with thirty (30) days written notice.  In the event of termination I will finish any partially completed activities in progress and submit a final invoice.

CONFIDENTIALITY
All knowledge and information with respect to Hooker Furniture Corporation acquired during my prior employment and continued involvement with the company shall be kept strictly confidential.  A. G. Raymond & Company agrees not to disclose or utilize, or permit the use or disclosure of, such knowledge and information except for completion of the above-described work.

Any such information divulged to prospective third-party suppliers, etc. will be protected by Non-Disclosure Agreements between Hooker and those parties.

Our 44-year old consulting practice would not have survived without our commitment to client confidentiality.  You can rest assured that any proprietary information revealed to us during this engagement will remain strictly confidential.

Please indicate your acceptance of this proposal by returning a signed copy to me.

I am looking forward to working with you and your team.

Arthur G. Raymond, Jr.
President

May 5, 2013

Agreed and accepted on May 5, 2013

Hooker Furniture Corporation

By           /s/ Paul B. Toms, Jr.

Title           Chairman and Chief Executive Officer